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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 3, 2001


                           GUNTHER INTERNATIONAL, LTD.
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             (Exact name of Registrant as specified in its charter)


DELAWARE                           0-22994                    51-0223195
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(State or other            (Commission File Number)          (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)

One Winnenden Road, Norwich, Connecticut                             06360-1570
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     (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:               (860) 823-1427
                                                                  --------------

                                       N/A
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          (Former name or former address, if changed since last report)


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Item 5.  Other Events

         Discussion of Projected Second Quarter Results

         As of October 3, 2001, Gunther International, Ltd. (the "Company") estimates that its net loss for the fiscal quarter ended September 30, 2001 will range from approximately $(1.25 million) to $(1.45 million), or from between $(0.29) to $(0.34) per share. This projected net loss compares to a net loss of $(428,821), or $(.10) per share, for the same quarter of the prior year. The Company believes that this estimated net loss for the second quarter would increase the Company's year-to-date net loss to a range of approximately $(1.9 million) to $(2.1 million), compared to a net loss of $(497,653), or $(.12 per share) for the comparable six-month period of the prior year.

         This estimated net loss is primarily attributable to a significant shortfall of systems sales realized for the three-month period ended September 30, 2001. We estimate that system sales for the second quarter will be approximately $1.4 million, a decrease of over 55% from the $3.2 million in system sales recorded for the comparable period of the prior year and a decrease of approximately 40% from the $2.3 million in system sales recorded for the fiscal quarter ended June 30, 2001.

         Although system sales were down significantly during the quarter, the Company received during the quarter new system orders aggregating approximately $3.2 million, an increase of approximately $2.5 million from the $.7 million in system orders received during the fiscal quarter ended June 30, 2001. System orders generally translate into system sales during the twelve to twenty week period following receipt of the orders. Based on this recent order activity, the Company believes that, as of September 30, 2001, its backlog was approximately $2.7 million. This compares favorably to the $.3 million in backlog as of June 30, 2001 but is well below the $5.6 million in backlog as of September 30, 2000. Without giving effect to any additional orders that may be received after September 30, 2001, the estimated backlog of $2.7 million is expected to generate system sales of approximately $2.2 million during the quarter ending December 31, 2001 and an additional $.5 million during the quarter ending
March 31, 2002.

         Forward Looking Statements

         This report contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. In general, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements within the meaning of Section 21E. Without limiting the generality of the foregoing, the words "believes," "anticipates," "plans," "expects," and other similar expressions are intended to identify forward-looking statements. Investors should be aware that such forward-looking statements are based on the current expectations of management and are inherently subject to a number of risks and uncertainties that could cause the actual results of the Company to differ materially from those reflected in the forward-looking statements. Some of the important factors which



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could cause actual results to differ materially from those projected include, but are not limited to, the following: general economic conditions and growth rates in the finishing and related industries; competitive factors and pricing pressures; changes in the Company's product mix; technological obsolescence of existing products and the timely development and acceptance of new products; inventory risks due to shifts in market demands; component constraints and shortages; the ramp-up and expansion of manufacturing capacity; the continued availability of financing; and the ability of the Company to consummate its planned rights offering of common stock. The Company does not undertake to update any forward-looking statement made in this report or that may from time-to-time be made by or on behalf of the Company.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GUNTHER INTERNATIONAL, LTD.



Date: October 3, 2001                  By: /s/ Michael M. Vehlies
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                                       Name:  Michael M. Vehlies
                                       Title: Senior Vice President and Chief
                                              Financial Officer




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